[COMPANY LOGO]                               For Immediate Release
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CONTACT:
Mark L. Weinstein
President & Chief Executive Officer
Tel: (267) 757-1360


       BIO-IMAGING TECHNOLOGIES APPOINTS PRICEWATERHOUSECOOPERS AS AUDITOR
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Newtown,  PA.,  April 16, 2002 - Bio-Imaging  Technologies,  Inc.  (NASD OTC BB:
BITI) ("Bio-Imaging" or the "Company") announced today that its Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2002, replacing Arthur Andersen LLP, effective immediately. The decision was made at the recommendation of the Audit Committee of the Company's Board of Directors.

Commenting on the change, Dr. David E. Nowicki, Chairman of the Board of Directors, said, "The appointment of PricewaterhouseCoopers was made after extensive Audit Committee interviews with a number of top-ranked public accounting firms. PricewaterhouseCoopers was chosen due to its reputation for excellent service, professionalism, industry expertise, and to ensure that the Company's stockholders continue to have the utmost confidence in the integrity of the Company's financial statements. We are confident that PricewaterhouseCoopers will provide Bio-Imaging with outstanding support, and we look forward to beginning our audit relationship with them."

The decision to change auditors was not the result of any disagreement between Bio-Imaging and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure.

Dr. Nowicki added "Arthur Andersen has provided quality service as independent auditors to Bio-Imaging since 1998. Bio-Imaging has valued its relationship with Andersen and we have high regard for the Andersen audit team's work ethic and professionalism. However, in light of the current uncertainties at Arthur Andersen, we felt it was in the best interest of our Company and our stockholders to make the change now."


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Bio-Imaging Technologies, Inc. is a pharmaceutical contract service organization
providing  services  that  support  the  product   development  process  of  the
pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Labs (Newtown and Plymouth Meeting, PA), European Core Lab (Leiden, The Netherlands) and U.S. Business Offices (New Jersey, Massachusetts and California).


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Certain matters discussed in this press release are "forward-looking statements"
intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the integration of the Intelligent Imaging business into the Company's operations, the timing of projects due to the variability in size, scope and duration of projects,
regulatory   delays,   clinical  study  results  which  lead  to  reductions  or
cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly
update  such   forward-looking   statements  to  reflect  subsequent  events  or
circumstances.